Exhibit 99.8

CLEAN TEAM CONFIDENTIALITY AGREEMENT

This Clean Team Confidentiality Agreement (this “Agreement”) is entered into this 12th day of February 2025, by and between H&E Equipment Services, Inc., a Delaware corporation (“H&E”, and together with its subsidiaries and affiliates, the “Company”), and Herc Rentals Inc., a Delaware corporation (together with its subsidiaries and affiliates, “Herc”, and together with H&E, the “Parties”, and each, a “Party”), in connection with Herc’s possible acquisition, whether via merger, sale of equity interests, sale of assets or otherwise, of the Company (the “Potential Transaction”), and related due diligence as set forth herein, and in furtherance of the Confidentiality Agreement entered into between H&E and Herc on the 24th day of January, 2025 (the “NDA”). Capitalized terms used in this Agreement that are not otherwise defined shall have the meanings set forth in the NDA.

To further advance the discussions related to the Potential Transaction, certain representatives of the Parties (“Permitted Representatives”), as defined in Paragraph 2 below, may need to review certain competitively sensitive information (“Clean Team Information”). This information will be disclosed to the Party’s Permitted Representatives on the following terms and conditions:

1.

Clean Team Information shall include Confidential Information that the disclosing Party determines in its sole discretion contains non-public, competitively sensitive information that is (i) placed in a clean room to be designated by the disclosing Party (the “Clean Room”) or otherwise communicated in written or other tangible form and marked “Clean Team” at the time of disclosure, or (ii) if a verbal disclosure is made to a Permitted Representative, information that is so identified at the time of disclosure. Where only portions of a document or verbal communication are designated as competitively sensitive, only those portions so designated will comprise “Clean Team Information.”

2.

“Permitted Representatives” shall mean (i) the employees listed on Exhibit A in the case of Herc and Exhibit B in the case of H&E, which Exhibits may be supplemented by each Party respectively from time to time, subject to the other Party’s prior written approval; and (ii) each Party’s outside legal counsel, economists, financial advisors, consultants, lenders and insurers retained in connection with the Potential Transaction (“Outside Advisors”) listed on Exhibit A in the case of Herc and Exhibit B in the case of H&E, which Exhibits may be supplemented by each Party respectively from time to time, subject to the disclosing Party’s prior written approval. Each Party represents, warrants and covenants that the employees identified as its Permitted Representatives do not, and, until the earlier of (a) two (2) years following the date hereof in the event that the Potential Transaction is not consummated or (b) consummation of the Potential Transaction, will not participate in or have responsibility at Party for sales, pricing, bidding, procurement, contracting, marketing, or employee compensation or benefits. Each Party agrees that it will be responsible for any violation of this Agreement by its Permitted Representatives.

3.

Each Party shall limit disclosure and access to its Clean Room and to Clean Team Information to its Permitted Representatives in accordance with this Agreement. Any breach or attempted breach of this Agreement by a Party and/or its Permitted Representatives shall be promptly reported in writing (email being sufficient) to the disclosing Party.

4.

Each Party shall, and shall cause its Permitted Representatives to, keep all Clean Team Information strictly confidential and to not disclose any Clean Team Information (including any notes based on Clean Team Information) to any other person or entity, except to the extent permitted by this Agreement. Each Party shall, and shall cause Permitted Representatives to, refrain from reproduction or distribution of document(s) and data containing Clean Team Information to any third party or to any representative, employee, or advisor of the Party who is not a Permitted Representative (provided that the foregoing shall not restrict disclosure, dissemination, reproduction, or distribution among Permitted Representatives).

5.

Permitted Representatives may prepare reports or other work product or analyses of the Potential Transaction including aggregated or high level analyses of Clean Team Information (“Reports”) for distribution to persons employed by the receiving Party who are not Permitted Representatives provided that such Reports sufficiently aggregate or summarize Clean Team Information so that they do not disclose or otherwise reveal any Clean Team Information in compliance with the antitrust laws. Any such Report shall be reviewed and approved by the receiving Party’s outside antitrust counsel prior to distribution to persons employed by the receiving Party who are not Permitted Representatives and shall be used only for purposes related to the Potential Transaction (e.g., due diligence, internal approvals, regulatory approvals, financing, integration planning).

6.

Permitted Representatives will promptly destroy or return to the disclosing Party any Clean Team Information in the event that (i) the Potential Transaction does not proceed, (ii) H&E or its affiliates executes definitive transaction documentation related to the Potential Transaction with any other person other than Herc or (iii) they cease to be a Permitted Representative.

7.

This Agreement shall be effective as of the date hereof. The obligations of confidentiality and non-use related to the Clean Team Information received under this Agreement shall be binding and continue in force until the earlier of the consummation of the Potential Transaction and the expiration of the NDA; provided that each Party’s obligations with respect to any provision of this Agreement that specified the duration of such provision shall terminate or expire at the end of the applicable specified duration period. Reports are Confidential Information as defined within the NDA and the obligations of confidentiality and non-use related to Reports shall be governed by the provisions of the NDA.

8.	This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns.

9.	Failure to enforce any provisions of this Agreement shall not constitute a waiver of any of the terms and conditions hereof.

The Parties acknowledge and agree that a breach of the provisions of this Agreement would cause the disclosing Party to suffer irreparable harm that could not be adequately remedied by an action at law. Accordingly, the Parties agree that a disclosing Party is entitled to specific performance of the provisions of this Agreement to enjoin a breach or attempted breach of the provisions thereof by the other Party and to any other remedy awarded by a court of competent jurisdiction.

10.	No amendment, modification, or waiver of the terms or conditions of this Agreement shall be binding unless placed in writing and duly executed by the party(s) to be bound thereto.

11.

In the event of conflict between this Agreement and any other agreements between the Parties, including but not limited to the NDA, this Agreement shall control unless a subsequent agreement explicitly states otherwise. Except as otherwise provided herein, the Parties’ rights and obligations with respect to the Confidential Information disclosed pursuant to this Agreement shall be governed by the NDA.

12.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Exclusive jurisdiction over and venue of any suit arising out of or relating to this Agreement will be in the state and federal courts located in the State of Delaware, and each of the Parties consents to the personal jurisdiction of, and venue in, those courts.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

H&E Equipment Services, Inc.

By:	/s/ Bradley W. Barber
Bradley W. Barber
Chief Executive Officer

Herc Rentals Inc.

By:	/s/ Larry Silber
Larry Silber
President & CEO

EXHIBIT A

Clean Team Permitted Representatives from Herc

Permitted Representatives, as defined in Paragraph 2 above, include the following employees and Outside Advisors of Herc (which may be supplemented from time to time pursuant to the Agreement):

Name	Company	Title

EXHIBIT B

Clean Team Permitted Representatives from H&E

Permitted Representatives, as defined in Paragraph 2 above, include the following employees and Outside Advisors of H&E (which may be supplemented from time to time pursuant to the Agreement):

Name	Company	Title